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EXHIBIT 23.6

Consent of Schlumberger Data and Consulting Services

As independent petroleum engineers, we hereby consent to the reference to our Firm's name and the filing of our Firm's reserve report on the natural gas and oil reserves of Linn Energy, LLC as of December 31, 2004 as Appendix C to the Registration Statement on Form S-1 and related Prospectus of Linn Energy, LLC for the registration of units representing limited liability company interests.

/s/ Joseph H. Frantz, Jr. Schlumberger Data and Consulting Services Consulting Services Operations Manager U.S. Land East

Pittsburgh, Pennsylvania
October 28, 2005

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  EXHIBIT 23.6